Exhibit 99.1

KCG Holdings, Inc. 545 Washington Boulevard Jersey City, New Jersey 07310 1 201 222 9400 tel 1 800 544 7508 toll free
www.kcg.com

KCG ANNOUNCES FULL REPAYMENT

OF FIRST LIEN CREDIT FACILITY

KCG will save a minimum of $66.4 million in total interest expense from early repayments of the loan

JERSEY CITY, N.J. – April 15, 2014 – KCG Holdings, Inc. (NYSE: KCG) today announced the completion of a $50 million principal repayment of the first lien term loan under the Company’s first lien senior secured credit facility. With the repayment, KCG has fully repaid the $535 million loan entered into on July 1, 2013 and terminated the facility ahead of its December 5, 2017 maturity date.

Daniel Coleman, Chief Executive Officer of KCG, said, “We’re pleased to have the ability to aggressively pay off the debt associated with financing the merger. In under a year since the close, we’ve substantially reached the target capital structure and dramatically lowered our future interest expense. Going forward, we have added flexibility in terms of utilizing cash generated from day-to-day activities.”

The $50 million repayment was sourced from internally generated excess liquidity. As a result of the repayment, KCG will record a writeoff of $2 million in capitalized debt costs in the second quarter of 2014. In all, KCG will save a minimum of $66.4 million in total interest expense from the full early repayment of the loan compared to following the prescribed repayment schedule through the maturity date.

With the full repayment of the first lien term loan, KCG is free of the covenants contained in the loan, including an annual $15 million cap on share repurchases. KCG remains subject to a limitation on share repurchases based in part on operating results under covenants of the Company’s second lien senior secured notes.

About KCG

KCG is a leading independent securities firm offering investors a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with exceptional client service across market making, agency execution and venues. KCG has multiple access points to trade global equities, fixed income, currencies and commodities via voice or automated execution. www.kcg.com

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These “forward-looking statements” are not historical facts and are based on current expectations, estimates and projections about KCG’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Any forward-looking statement contained herein speaks only as of the date on which it is made. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with: (i) the strategic business combination (the “Mergers”) of Knight Capital Group, Inc. (“Knight”) and GETCO Holding Company, LLC (“GETCO”), including, among other things, (a) difficulties and delays in integrating the Knight and GETCO businesses or fully realizing cost savings and other benefits, (b) the inability to sustain revenue and earnings growth, and (c) customer and client reactions to the Mergers; (ii) the August 1, 2012 technology issue that resulted in Knight’s broker-dealer subsidiary sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to Knight’s capital structure and business as well as actions taken in response thereto and consequences thereof; (iii) the costs and risks associated with the sale of Knight’s institutional fixed income sales and trading business, the sale of KCG’s reverse mortgage origination and securitization business and the departure of the managers of KCG’s listed derivatives group; (iv) changes in market structure, legislative, regulatory or financial reporting rules; (v) past or future changes to organizational structure and management; (vi) KCG’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers; (vii) KCG’s ability to keep up with technological changes; (viii) KCG’s ability to effectively identify and manage market risk, operational and technology risk, legal risk, liquidity risk, reputational risk, counterparty and credit risk, international risk, regulatory risk, and compliance risk; (ix) the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; and (x) the effects of increased competition and KCG’s ability to maintain and expand market share. The list above is not exhaustive. Readers should carefully review the risks and uncertainties disclosed in KCG’s reports with the SEC, including, without limitation, those detailed under “Risk Factors” in KCG’s Annual Report on Form 10-K for the year-ended December 31, 2013, and other reports or documents KCG files with, or furnishes to, the SEC from time to time.

CONTACTS

Sophie Sohn	Jonathan Mairs
Communications & Marketing	Investor Relations
312-931-2299	201-356-1529
media@kcg.com	jmairs@kcg.com